Pricing  Supplement  No.  1                 Filing under Rule 424(b)(3)
Dated  August  10,  1998                    Registration File No. 333-51843
(To Prospectus dated August 10, 1998 and
Prospectus Supplement dated August 10, 1998)

                                 $200,000,000
                          WEINGARTEN REALTY INVESTORS
                          MEDIUM-TERM NOTES, SERIES A

Principal amount:  $32,000,000              Floating Rate Notes: 3 Month Libor
Interest Rate (if fixed rate): N/A          Interest rate basis:  N/A
Stated Maturity:  August 11, 2000           Paper  Rate
Specified  Currency:  U.S.  $                       Prime Rate
Applicable Exchange Rate (if any):                  LIBOR
    U.S. $1.00  =  N/A                              Treasury Rate
Issue price (as a percentage of                     CD Rate
    principal amount):  100%                        Federal Funds Rate
Selling Agent's commission (%):  0.25%              Other
Purchasing Agent's discount                 Index Maturity:  N/A
    or commission (%):  N/A                 Spread:  +17 basis points
Net proceeds to the Company (%): 99.75%     Spread Multiplier:  N/A
Settlement date (original                   Maximum Rate:  N/A
    issue  date):  August  11,  1998        Minimum Rate:  N/A
Redemption Commencement                     Initial Interest Rate:  N/A
    Date (if any): February 11, 1999        Interest Reset Date(s):  Quarterly
Interest Determination Date(s):  N/A        Optional Repayment Date:  N/A
Calculation  Date(s):    N/A                Cusip # 948 74R BE 5
Interest Payment Date (s): 2/11,5/11,8/11,11/11
Regular Record Date(s): 1/27,4/26,7/27,10/27


     Redemption prices (if any):  The Redemption Price shall be at par.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $168,000,000.

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                                LEHMAN BROTHERS